                                                                   Exhibit 10.19


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT entered into this 1st day of February, 1998, between and among FirstMerit Corporation, an Ohio corporation ("FirstMerit"), FirstMerit Bank, N.A., a national banking association ("FirstMerit Bank") (collectively sometimes "FirstMerit"), and Sid A. Bostic ("Executive").

                                R E C I T A L S :

         FirstMerit and FirstMerit Bank desire to employ Executive for a period certain, subject, however, to the terms and conditions of this Agreement.

         IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.       EMPLOYMENT

         FirstMerit hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 3 of this Agreement.

2.       DUTIES

         During the Term (as defined in Section 3), Executive shall serve FirstMerit and FirstMerit Bank as its President and Chief Operating Officer in accordance with directions from the Chief Executive Officer and FirstMerit's Board of Directors, and in accordance with FirstMerit's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations (as both may be amended from time to time). Executive will report directly to the Chairman and Chief Executive Officer. While Executive is employed by FirstMerit as a full-time employee, Executive shall serve FirstMerit faithfully, diligently, competently and to the best of his ability, and will exclusively devote his full time, energy and attention to the business of FirstMerit and to the promotion of its interests. Executive shall not, without the written consent of the Chairman and Chief Executive Officer and the Board of Directors of FirstMerit, render services to or for any person, firm, corporation or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and whether or not it is paid directly or indirectly to Executive. Nothing in this Section 2 shall preclude Executive from managing his personal investments and affairs, provided that such activities in no way interfere with the proper performance of his duties and responsibilities as President and Chief Operating Officer.

3.       TERM OF EMPLOYMENT

         The term of this Agreement (the "Term") shall commence as of February 1, 1998, and shall continue for a period of three (3) years ending on January 31, 2001, unless this Agreement has been earlier terminated in accordance with the provisions of Section 7 hereof. Following expiration of the Term, Executive's employment status will be "at will."

4.       COMPENSATION

         4.1 BASE SALARY. While employed under this Agreement, Executive will receive as his compensation for the performance of his duties and obligations to FirstMerit under this Agreement a basic salary of Three Hundred Fifty Thousand Dollars ($350,000) per year, which will be payable in semi-monthly installments, and which will be subject to annual review by the Compensation Committee as approved by the Board of Directors (the base salary, as may be adjusted from time to time, is referred to herein as the "Base Salary").

         4.2 BONUS. In addition to the Base Salary, Executive will receive with respect to each calendar year a bonus in accordance with FirstMerit's Incentive Compensation Plan ("ICP"), a copy of which has been delivered to Executive, as may be amended from time to time. Bonuses will be determined by FirstMerit's Compensation Committee in accordance with the terms of the ICP, subject to approval by the Board of Directors, and ordinarily will be paid during the first quarter of the year following the year to which the bonus relates.

         4.3 REIMBURSEMENT FOR LOST INCENTIVE PAYMENT. In the event that by reason of accepting employment with FirstMerit, Executive forfeits all or any portion of any incentive payment which he may be entitled or may become entitled to receive from his prior employer, Norwest Bank Indiana, FirstMerit will reimburse Executive for the amount of such lost incentive payment; provided, however, that such reimbursement shall not exceed the sum of Seventy-Five Thousand Dollars ($75,000).

         4.4 WITHHOLDING. All compensation payable to Executive pursuant to this
Section 4 shall be paid net of amounts withheld for federal, state, municipal or local income taxes, the Executive's share, if any, of any payroll taxes, and such other federal, state, municipal or local taxes as may be applicable to amounts paid by an employer to its employee or to the employer/employee relationship.

5.       OTHER BENEFITS OF EMPLOYMENT

         5.1      RETIREMENT BENEFITS

                  (A) PENSION PLAN. Executive will participate in the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries (the "Pension Plan"), a copy of the summary plan description of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

                  (B) EMPLOYEES' SALARY SAVINGS RETIREMENT PLAN. Executive will be entitled to participate in the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan (the "401(k) Plan"), a copy of the summary plan description of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

                  (C) SERP. Executive will participate in the FirstMerit Corporation Executive Supplemental Retirement Plan (the "SERP"), a copy of which has been provided to Executive, in accordance with the provisions of the SERP, as may be amended from time to time and as may be modified by the provisions of the Membership Agreement entered into by FirstMerit and Executive in connection with the SERP.

                  (D) TOP HAT PLAN. Executive will be entitled to participate in the FirstMerit Corporation Unfunded Supplemental Benefits Plan (the "Top Hat Plan"), a copy of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

         5.2 CHANGE OF CONTROL TERMINATION AGREEMENT. Following commencement of the Term, FirstMerit and Executive will enter into a Change of Control Termination Agreement in the form previously delivered to Executive, the terms of which will provide for the continuation of compensation and certain benefits in the event of certain terminations of employment of Executive following a Change of Control. The terms of such Agreement will provide, subject to certain limitations, for continuation for a period of thirty (30) months of the Base Salary, incentive compensation, medical, life, and accidental death and dismemberment insurance under FirstMerit plans and payment of premiums as provided in Section 5.3. The Change of Control Termination Agreement will also provide that if any compensation or benefits payable under such Agreement, alone or in conjunction with other compensation or benefits received by Executive, constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") or the regulations adopted or proposed thereunder, then the compensation and benefits payable under the Agreement will be reduced to the extent necessary so that no portion shall be subject to the excise tax imposed by Section 4999 of the Code.

         5.3 EXECUTIVE LIFE INSURANCE. During such time as Executive is employed by FirstMerit, FirstMerit shall pay the premiums, plus forty percent (40%) of such premiums as a gross-up amount, on a permanent whole life insurance policy which shall be owned by Executive and which shall provide Executive with Seven Hundred Fifty Thousand Dollars ($750,000) in life insurance. Executive will be responsible for the payment of all taxes associated with the payment of the premiums and the gross-up amount. FirstMerit's obligations under this Section
5.3 will cease upon the termination of Executive's employment for any reason (other than retirement), except to the extent provided otherwise in the Change of Control Termination Agreement or pursuant to Section 7.5(A). Executive acknowledges that a physical examination will be required by the insurer.

         5.4 DISABILITY. Executive will be entitled to participate in FirstMerit's Long-Term Disability Plan applicable to executive level employees of FirstMerit, and in FirstMerit's Short-Term Illness Program, all in accordance with the provisions of such programs as may be amended from time to time.

         5.5 MISCELLANEOUS BENEFITS. Executive will be entitled to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by FirstMerit from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees of FirstMerit who participate in such employee benefit plans (except to the extent that the benefits provided under any of such plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

         5.6      STOCK OPTIONS AND GRANTS

                  (A) NON-QUALIFIED STOCK OPTIONS. Immediately following the commencement of the Term, FirstMerit will make an award to Executive under and pursuant to the terms of the FirstMerit 1997 Stock Plan, a copy of which has been provided to Executive, of non-qualified stock options ("NQSOs") for Fifty Thousand (50,000) shares of FirstMerit Corporation common stock, plus an additional Twenty-Five Thousand (25,000) "performance" shares. The award will be made pursuant to a Stock Option Agreement in the form and subject to the terms customarily used by FirstMerit, but the terms of which will include the following:
         The NQSOs will be issued at fair market value on the date of grant. The NQSOs for the 50,000 shares will become exercisable with respect to one-half of the shares on August 15, 1998, and with respect to the remaining one-half of the shares on February 15, 1999. The NQSOs for the 25,000 performance shares will become exercisable on February 16, 1999, if FirstMerit has achieved its three (3)-year earnings per share growth target as of that date. Notwithstanding the foregoing, all NQSOs under this grant will become exercisable if Executive's employment is terminated by reason of Death, Disability or, following a Change of Control, Termination Without Cause or Termination for Good Reason. Once vested, the NQSOs will remain exercisable until the date which is ten
         (10) years from the date of grant.

                  (B) RESTRICTED STOCK. Immediately following the commencement of the Term, FirstMerit will make a restricted stock award to Executive of Nine Thousand (9,000) shares of FirstMerit Corporation common stock. The award will be made pursuant to a Restricted Stock Agreement, the terms of which will include the following: The restrictions on 7,000 shares will lapse on February 1, 2001; the restrictions on 1,000 shares will lapse on February 1, 2002, but only if Executive is an employee on such date; and the restrictions on the remaining 1,000 shares will lapse on February 1, 2003, but only if Executive is an employee on such date; provided, however, that all restrictions will lapse if Executive's employment is terminated by reason of Death, Disability, following a Change of Control, Termination Without Cause or Termination for Good Reason. The shares subject to such restricted stock award shall be registered on the books of FirstMerit in Executive's name, and Executive shall have all rights of a shareholder with respect thereto (including, without limitation, voting and dividend rights), other than the right to transfer such shares during the restricted period, and such other limitations as may be provided by law or customary for restricted stock awards.

         5.7 INCOME TAX PREPARATION. For calendar years beginning with 1998, FirstMerit will reimburse Executive for fees incurred in connection with personal income tax preparation in an amount not to exceed Seven Hundred Fifty Dollars ($750) per year.

         5.8 CLUB DUES. FirstMerit will pay, or reimburse Executive for, all membership dues and special assessments, and any sales tax assessed or payable with respect to such dues or assessments, incurred in connection with the Executive's membership in a country club chosen by the Executive in his sole discretion.

         5.9      MISCELLANEOUS EXPENSE REIMBURSEMENT

                  (A) TRAVEL AND LIVING EXPENSES. FirstMerit will pay or reimburse Executive for travel and living expenses (including meals and lodging) incurred by Executive until such time as Executive's family is relocated to Northeastern Ohio, to the extent such expenses are (i) incurred prior to September 30, 1998, and (ii) approved for reasonableness by the Chairman of the Board of FirstMerit.

                  (B) RELOCATION EXPENSES. FirstMerit will assist Executive with the sale of his home in Ft. Wayne, Indiana, and with the purchase of his home in Northeastern Ohio. FirstMerit will pay or reimburse Executive for relocation expenses incurred by Executive according to existing policies of FirstMerit.

         5.10 TAXES AND WITHHOLDING. Executive shall be responsible for paying all federal, state, municipal or local taxes payable by him with respect to any benefits provided under this Section 5, and FirstMerit will, when required by law or when otherwise appropriate or customary, withhold from the benefits or other compensation amounts sufficient to satisfy such taxes.

6.       OTHER PROVISIONS RELATING TO EMPLOYMENT

         6.1 EXECUTIVE PHYSICAL EXAMINATION. Approximately every two (2) years, Executive will undergo an executive physical examination by physicians (not including any physicians who have performed or are then performing medical services for Executive) of the Cleveland Clinic or comparable facility. The expenses of the physical examinations required under this Section 6.1 (but not any treatment in connection therewith), which are not otherwise covered by FirstMerit-sponsored medical plans, will be borne by FirstMerit.

         6.2 VACATION. Executive will be entitled to five (5) weeks paid vacation and ten (10) bank holidays per year.

         6.3 BOARD OF DIRECTORS. The Board of Directors will appoint Executive to the Board of Directors of FirstMerit and FirstMerit Bank, effective as of February 1, 1998. Once Executive has become a Director, FirstMerit will agree to nominate the Executive at such times as necessary so that Executive remains a director of FirstMerit during his employment by FirstMerit. Nothing in this
Section 6.3 shall require FirstMerit or its Board to decline to nominate an existing Director at the expiration of such Director's term.

7.       TERMINATION

         7.1      DEFINITIONS

                  (A) "CHANGE OF CONTROL" means a change in control of a nature that would be required to be reported by persons or entities subject to the reporting requirements of Section 14(a) of the Securities Exchange Act of 1934 in response to item 5(f) of Schedule 14A of Regulation 14(A) as in effect on the date hereof, or successor provisions thereto, provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any unaffiliated "person," "entity," or "group" (as defined in Rule 13(d)-3 issued under the Securities Exchange Act of 1934) directly or indirectly becomes the owner of securities of FirstMerit representing thirty percent (30%) or more of the combined voting power of FirstMerit's then outstanding securities or (ii) at any time during any period of two (2) consecutive calendar years individuals, who at the beginning of such period constitute the Board of Directors of FirstMerit, cease for any reason to constitute at least the majority of such Board unless the election, or the nomination for election, by FirstMerit's shareholders of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors of FirstMerit at the beginning of such two
         (2)-year period.

                  (B) "DISABILITY" or "DISABLED" means eligibility for disability benefits under the terms of FirstMerit's Long-Term Disability Plan for executive level employees in effect at the time of termination of Executive's employment.

                  (C) "TERMINATION DATE" means the date on which Executive's employment with FirstMerit terminates.

                  (D) "TERMINATION OF EMPLOYMENT FOR CAUSE" means the termination of Executive's employment by FirstMerit for any of the following reasons:

                           (i) Felonious criminal activity whether or not
                  affecting FirstMerit;

                           (ii) Disclosure to unauthorized persons of FirstMerit
                  information which is believed by the Board of Directors of FirstMerit, acting in good faith, to be confidential; provided, however, that any such disclosure shall not be considered to be "cause" for termination to the extent that:

                                    (a) it is required of Executive pursuant to
                           an order of a court having competent jurisdiction or a subpoena from an appropriate government agency; or

                                    (b) it is made by Executive in the ordinary
                           course of business within the scope of his authority;

                           (iii) Dishonesty or the breach of any contract with
                  or violation of any legal obligation to FirstMerit;

                           (iv) Gross negligence or insubordination in the
                  performance of duties held by the President and Chief Operating Officer of FirstMerit.

                  (E) "TERMINATION OF EMPLOYMENT WITHOUT CAUSE" means the termination of Executive's employment by FirstMerit for any reason other than Death, Disability or For Cause.

                  (F) "TERMINATION OF EMPLOYMENT FOR GOOD REASON" means the voluntary termination of Executive's employment by Executive for any of the following reasons:

                           (i) Involuntary reduction in Executive's Base Salary
                  unless such reduction occurs simultaneously with a company-wide reduction in officers' salaries;

                           (ii) Involuntary discontinuance or reduction in
                  Executive's incentive compensation award opportunities under FirstMerit's plan unless a company-wide discontinuance or reduction of all officers' incentive compensation award opportunities occurs simultaneously with such discontinuance or reduction;

                           (iii) Significant reduction in Executive's
                  responsibilities and status within the FirstMerit organization, or a change in his title or office without prior written consent of Executive;

                           (iv) Involuntary discontinuance of Executive's
                  participation in any employee benefit plans maintained by FirstMerit unless such plans are discontinued by reason of law or loss of tax deductibility to FirstMerit with respect to contributions to such plans, or are discontinued as a matter of FirstMerit policy applied equally to all participants in such plans;

                           (v) A material breach of this Agreement, which breach
                  is not corrected within a reasonable time after notice.

         7.2 TERMINATION OF EMPLOYMENT UPON DEATH. If Executive's employment is terminated by reason of Death, his estate shall be entitled to receive only Executive's Base Salary to which he was entitled through the Termination Date, any unpaid bonus due with respect to a year prior to the year in which the termination occurred, and such other benefits as may be available to him or his estate through FirstMerit's benefit plans and policies (including the Membership Agreement entered into in connection with the SERP as described in Section 5.1(C)).

         7.3 TERMINATION OF EMPLOYMENT UPON DISABILITY. If Executive's employment is terminated due to his inability to perform his duties because of Disability, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date, any unpaid bonus due with respect to a year prior to the year in which the termination occurred, and such other benefits as may be available to him through FirstMerit's benefit plans and policies (including the Membership Agreement entered into in connection with the SERP as described in Section 5.1(C)).

         7.4 TERMINATION OF EMPLOYMENT BY FIRSTMERIT FOR CAUSE. If Executive's employment is terminated For Cause, Executive shall be entitled to receive only Executive's Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies in effect at the time of termination.

         7.5      TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON

                  (A) If there is a Termination of Employment Without Cause or a Termination of Employment For Good Reason, and the Termination Date is prior to the expiration of the Term, Executive's Base Salary and benefits (including credit for Years of Service under the SERP) shall continue for a period of thirty (30) months following the month in which the Termination Date occurs. Notwithstanding the preceding sentence, if a termination of employment under this Section 7.5(A) occurs following a Change of Control, and if the compensation and benefits provided under this Section 7.5(A), alone or in conjunction with other compensation or benefits received by Executive, constitute "parachute payments" within the meaning of Section 280G of the Code or the regulations adopted or proposed thereunder, then the compensation and benefits payable under this Section 7.5(A) shall be reduced to the extent necessary so that no portion shall be subject to the excise tax imposed by Section 4999 of the Code.

                  (B) If there is a Termination of Employment Without Cause or a Termination of Employment For Good Reason, and the Termination Date is after the expiration of the Term, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies.

         7.6 TERMINATION OF EMPLOYMENT OTHER THAN FOR GOOD REASON. If Executive terminates employment with FirstMerit other than for Good Reason, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies.

         7.7 EFFECT OF TERMINATION. Upon termination of Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of FirstMerit to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Section 8 of this Agreement and the provisions hereof relating to the obligations of FirstMerit described in the preceding sentence, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

8.       CONFIDENTIALITY AND NON-COMPETE

         8.1 NON-DISCLOSURE. Executive expressly covenants and agrees that he will not reveal, divulge or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning FirstMerit or its business, or anything connected therewith.

         8.2 RETURN OF MATERIALS. Executive agrees to deliver or return to FirstMerit upon termination or expiration of this Agreement or as soon thereafter as possible, all information, whether written or stored in media used in computer systems or otherwise, and any other similar items furnished by FirstMerit or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of this Agreement or Executive's employment.

         8.3 NON-COMPETE. If Executive terminates his employment other than for Good Reason during the Term, or if FirstMerit terminates Executive's employment for Cause during the Term, then, until the first anniversary of the Termination Date, Executive shall not become associated, directly or indirectly, with any entity, whether as a shareholder (other than as a holder of not more than one percent (1%) of the outstanding voting shares of any publicly traded company), principal, partner, employee or consultant (such activities collectively referred to as an "Associate"), that is actively engaged in any business which is in competition with FirstMerit or any of its subsidiaries or affiliates in any geographic area in which FirstMerit or any of its subsidiaries or affiliates does business at the date of such termination. If Executive incurs a Termination of Employment for Good Reason or a Termination of Employment Without Cause during the Term, then, until the cessation of payments under Section 7.5(A), Executive shall not become an Associate of any entity that is actively engaged in any business which is in competition with FirstMerit or any of its subsidiaries or affiliates in the State of Ohio, and such other geographic area as FirstMerit or any of its subsidiaries or affiliates may have begun doing business as of the Termination Date.

         8.4 INJUNCTIVE RELIEF. Executive acknowledges that it is impossible to measure in money the damages that will accrue to FirstMerit by reason of Executive's failure to observe any of the obligations imposed on him by this
Section 8. Accordingly, if FirstMerit shall institute an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to FirstMerit, and Executive agrees not to urge in any such action the claim or defense that such remedy at law exists.

9.       MISCELLANEOUS

         9.1 ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Executive shall not assign this Agreement.

         9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Ohio. In the event that any provision of this Agreement shall be held to be void or unenforceable by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby but shall be construed and enforced as if such void or unenforceable provision was not originally a part of this Agreement. The parties agree to the sole jurisdiction and venue of the Common Pleas Court in Summit County, Ohio, for any disputes arising hereunder.

         9.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties concerning the employment of Executive by FirstMerit, and any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked and rendered null and void by the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year above first written.

                                        FIRSTMERIT CORPORATION



                                        By: /s/ John R.  Cochran
                                            -----------------------------------
                                                John R. Cochran, Chairman and
                                                        Chief Executive Officer



                                           /s/  Sid A. Bostic
                                        ----------------------------------------
                                                Sid A. Bostic